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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                No. 2002-22
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            CELLSTAR COMPLETES CONVERSION OF NOTES - NASDAQ.COM STILL
                  REFLECTS INCORRECT TOTAL SHARES OUTSTANDING

     CARROLLTON, Texas, December 19, 2002 - On November 30, 2002, CellStar Corporation (NASDAQ:CLST), a value-added wireless logistics services leader, completed the mandatory conversion of its 5% Senior Subordinated Convertible Notes. The Notes were convertible into shares of CellStar common stock at a ratio of 200 shares for each $1,000 in principal amount of the Notes. The conversion increased the total shares outstanding to 20,354,365 from 12,623,765. Nasdaq.com incorrectly reflects the old number of shares outstanding. CellStar has requested Nasdaq.com to correct its website to accurately reflect CellStar's total shares outstanding.

About CellStar Corporation

     CellStar Corporation is a leading global provider of distribution and value-added logistics services to the wireless communications industry, with operations in Asia-Pacific, North America, Latin America and Europe. CellStar facilitates the effective and efficient distribution of handsets, related accessories and other wireless products from leading manufacturers to network operators, agents, resellers, dealers and retailers. In many of its markets, CellStar provides activation services that generate new subscribers for its wireless carrier customers. For the year ended November 30, 2001, CellStar generated revenues of $2.4 billion. Additional information about CellStar may be found on its Web site at www.cellstar.com.
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Contact:          Sherrian Gunn         972-466-5244          sgunn@cellstar.com


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